Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-162193 and 333-162193-01
Dated July 21, 2010

Annual Reset Coupon Securities (ARCS) Linked to the S and P 500([R]) Index

COMPONENTS OF ARCS

[]  Term:                     Long term maturities, usually 5 years
[]  Underlying Index:         S and P 500
[]  Buffer:                   Typically 20%
[]  Annual Index Return:      The percentage change in the value
                              of the Underlying Index each year
[]  Annual Return:            If the Annual Index Return is [] 0.00%,
                              the Maximum Annual Index Return,
                              otherwise the Minimum Annual Index
                              Return
[]  Index Return*:            The percentage change in the value
    *only applies at maturity of the Underlying Index over the term of the Securities

[]  Minimum Annual Index Return e.g.: 1.00%
[]  Maximum Annual Index Return e.g.: 9.25%

INVESTMENT RATIONALE

[] Offers neutral to moderately bullish investors an opportunity for annual returns that are in excess of comparable fixed income securities

[] Offers investors a buffer (e. g.  20%) so that they are not exposed to the first 20% decline, if any, of the Underlying Index

KEY RISKS

[] Credit Risk -- Investors in the Securities assume the credit risk of RBS N.
V.  and RBS Holdings N. V. , as guarantor
Principal Risk -- Investors can lose
up to 80% of their principal amount
[] Capped Return -- Other than the Annual
Coupon, the only return, if any, that you will be entitled to receive on the
Securities will be the payment at maturity
[] Liquidity -- There may be little
or no secondary market, however, our affiliate intends to make purchases and sales of the Securities

TAX RAMIFICATIONS

[] RBS believes that it is reasonable to treat the Securities as prepaid financial contracts for U. S.  federal income tax purposes

HYPOTHETICAL PAYOFF*

[GRAPHIC OMITTED]

*Hypothetical Payoff of the note at maturity assuming a 20% buffer.

PAYOFF AT MATURITY

                          Yes Investors will
Is the Index Return [] 0?     receive the
                              principal amount

                 No
                        Yes Investors will
Is the Index Return  0     receive the
      but [] -20%?          principal amount

                    No          Investors will lose
                                1% for each 1%
Then the Underlying Index   And decline in the
has fallen by more than the     Underlying Index
            Buffer              after the first 20%
                                drop

RBS INVESTOR PRODUCTS  1-866-747-4332  usmarkets.rbs.com
investor.products@rbs.com

IRS Circular 230 Notice. To ensure compliance with IRS Circular 230, you are hereby notified that: (a) any discussion of federal tax issues contained or referred to herein is not intended or written to be used, and cannot be used, by you for the purpose of avoiding penalties that may be imposed on you under the Internal Revenue Code; (b) such discussion is written in connection with the promotion or marketing by us of the transactions or matters addressed herein; and (c) you should seek advice based on your particular circumstances from an independent tax advisor.